AMENDMENT TO DISTRIBUTION AGREEMENT




December 1, 2005
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

Dear Sirs:
Reference is made to that certain distribution agreement (the "Agreement"), dated as of June 5, 2000, between Smith Barney Investment Funds Inc. (the "Investment Company"), with respect to one or more separate series listed on Exhibit A (each a "Fund") and Citigroup Global Markets Inc. This letter agreement (the "Amendment") amends or supplements certain terms of the Agreement as set forth below. Except as expressly amended hereby, the provisions of the Agreement are and shall remain in full force and effect.  Capitalized terms not defined in this Amendment shall have the meanings given to them in the Agreement. We acknowledge that Legg Mason Inc. ("Legg Mason") and Citigroup Inc. ("Citigroup") have entered into that certain Amended and Restated Global Distribution Agreement (the "Global Distribution Agreement"), dated as of October 3, 2005, which provides, for a period of three years from December 1, 2005, for the distribution by Citigroup distributors of Citigroup investment products and Legg Mason investment products within the United States and internationally and for Citigroup's access to certain Legg Mason investment products pursuant to the terms of the
Global Distribution Agreement.
1.	Services as a Non-Exclusive Principal Underwriter and Distributor
		Notwithstanding anything to the contrary contained in
the Agreement:
1.1	You shall be, for the period of the Agreement as amended by this
Amendment, a non-exclusive principal underwriter and distributor of the Fund.
1.2	You may perform any services for any entity, including investment companies that are not advised or administered by Citigroup or its subsidiaries.
1.3	You shall retain all rights to the information of your customers, including, but not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, purchasers of, and other customers of the Fund as well as other identity and private information in respect of your customers, employees, registered representatives and agents ("Confidential Information"); provided, however, that Confidential Information shall not include any customer information that: (x) was previously known by us from a source other than you without obligations of confidence; (y) was or is rightfully received by us from a third party without obligations of confidence to you or from publicly available sources without obligations of confidence to you; or (z) was or is developed by means independent of information obtained from you.
2.	Termination
In addition to the termination rights already contained in the Agreement,
(i) at any time prior to the second anniversary hereof, at your option you may terminate the Agreement at any time in order for you to enter into a mutually satisfactory mutual fund dealer agreement with the principal underwriter that is an affiliate of Legg Mason for the Investment Company (a "Dealer Agreement") and (ii) at any time following the second anniversary of the date hereof, either party may at its option terminate the Agreement at any time in order for you to enter into a Dealer Agreement ; provided, that any such termination shall only be effective upon execution and delivery of a Dealer Agreement which shall be, unless the parties thereto otherwise agree, in substantially the form presented to the Board of the Investment Company and attached hereto as Exhibit B with such additional changes as may be appropriate to reflect changes in applicable laws, regulations or industry practice.
3. 	Dealer and Other Agreements
You may not enter into dealer or similar agreements with unaffiliated brokers, dealers, banks or other similar firms or recordkeeping, shareholder servicing and sub-accounting services with unaffiliated intermediaries without the written consent of the Investment Company or its authorized designee. No such unaffiliated intermediary is authorized to act as agent for the Investment Company in connection with the offering or sale of Shares of the Fund to the public or otherwise, except for the limited purpose of determining the time as of which transactions in Shares are deemed to have been received.
4.	Compliance Matters
		(a)	You shall act as a distributor and principal
underwriter of Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to (i) the 1940 Act,
(ii) the Securities Exchange Act of 1934 ("1934 Act"),(iii) any securities association registered under the 1934 Act, including without limitation the NASD Conduct Rules or rules of any other applicable self-regulatory organization. You shall offer the Shares, and accept purchases, redemptions and exchanges for Shares, in compliance with the Fund's registration statement (including its prospectus and statement of additional information), as it may be amended or supplemented from time to time ("Registration Statement").  You will comply with and abide by the terms of a Fund's Plan, as it may be amended from time to time.
		(b)	You agree to submit sales literature and
marketing materials (including memorandums, bulletins, and/or information or related materials) intended for public distribution ("CGMI Marketing Materials") to the co-principal underwriter of the Investment Company which is an affiliate of Legg Mason prior to distribution or publication for written approval. Such CGMI Marketing Materials shall be submitted 15 days in advance for review. You shall be responsible for reviewing and making such filings with the NASD, as required, of CGMI Marketing Materials relating to each Fund.
	(c)	You shall adopt and follow procedures for the
confirmation of sales to investors and qualified securities dealers, banks and other intermediaries (collectively "Intermediaries")
timeliness of orders, the collection of amounts payable by investors and Intermediaries on such sales, the correction of errors related to distribution of Shares, the cancellation of unsettled transactions, and assisting with the solicitation of proxies, and any other matters governed by Rule 38a-1 under the 1940 Act (as may apply to a distributor or principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the NASD, any other self-regulatory organization, and the federal securities laws. You shall provide reports or other information to the Investment Company at the Investment Company's reasonable request, including, without limitation, reports related to the operation and implementation of the Investment Company's policies related to customer privacy, safeguarding of customer information, anti-money-laundering, sales and marketing practices, the operation of your code of ethics or other policies and procedures of the Investment Company.
	(d)	You represent, warrant and agree that you have adopted
and implemented: (i) an anti-money-laundering program in compliance with the USA Patriot Act of 2001, the regulations thereunder and NASD Conduct Rules, including, without limitation, customer identification program procedures, monitoring for suspicious activity, and (ii) procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists.
	(e)	The Investment Company agrees that the information
exchanged under the Agreement and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed by the Fund, sold or used by the Fund in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such customer information may be disclosed by the Investment Company on a "need to know" basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv)
disclosed pursuant to law, rule, regulation or court or administrative order. The Investment Company shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this
Agreement, provided that such use is consistent with applicable law and your privacy policies of the Investment Company, including the provision of information to the Fund's transfer agent or to agents used for the solicitation of proxies.  You agree that you will comply with all of the foregoing obligations of this to the extent that information is treated as customer information of the Fund under applicable law or regulation, including without limitation Regulation
S-P.   Each party further agrees to take commercially reasonable
steps, in accordance with applicable law, to safeguard customer information. The provisions of this paragraph will survive termination of the Agreement.
	(f)	From time to time, each Fund may implement policies,
procedures or charges in an effort to avoid the potential adverse effects on the Fund of short-term trading by market timers.  You agree to provide other assistance reasonably designed to achieve compliance with these policies. You will maintain and enforce policies with respect to frequent trading and share redemption as are reasonable and customary in the industry.  To the extent that accounts are held in street name, you agree to cooperate with the Investment Company and the Investment Company's Chief Compliance
Officer (including, to the extent practicable, providing account level sales and redemption information) to assist in compliance with the frequent trading and redemption fee provisions as set forth in the Fund's prospectus and other policies set forth in the Fund's Registration Statement.
	(g)	Purchases, exchanges and redemptions of Shares
through you will be at the public offering price of such Shares
(the net asset value of the Shares, with appropriate adjustments for any applicable sales charge), as determined in accordance with the then effective Registration Statement used in connection with the offer and sale of the Shares.  The public offering price will reflect scheduled variations in or the elimination of sales charges on sales of Shares either generally to the public or in connection with special purchase plans, as described in the Registration Statement.You agree to apply any scheduled variation in or waivers of sales charges uniformly to all customers meeting the
qualifications therefor as specified in the Registration Statement
With respect to Funds sold with an initial sales charge, your customers will be entitled to reduced sales charges on purchases made under any letter of intent or right of accumulation as
described in the Registration Statement..  In such case, the concession from the public offering price retained by you will be based upon such reduced sales charge.  When placing wire trades, your agree to advise the Funds of any letter of intent executed by its customer or any available right of accumulation.  The minimum initial purchase and the minimum subsequent purchase of any Shares shall be as set forth in the applicable Registration Statement.
All orders are subject to acceptance or rejection by the
applicable Fund in its sole discretion for any reason.
	(h)	The handling and settlement of purchase, exchange
and redemption orders will be subject to the provisions of the Registration Statement and such further procedures as the Investment Company and you may determine to be appropriate from time-to-time, consistent with this Amendment. Citigroup Global Markets' internal systems are suitably designed to handle such orders. Each Fund shall notify you of the states or jurisdictions in which its Shares are currently available for sale to the public.  The Investment
Company shall have no obligation to register or make available Fund shares in any state or jurisdiction.  You will be responsible for the accuracy, timeliness and completeness of purchase, redemption or exchange orders accepted by you.
	(j)	The Investment Company acknowledges that the
co-principal underwriter which is affiliated with Legg Mason shall be responsible for reviewing the Registration Statement of the Fund for the accuracy and completeness of all disclosure concerning the distribution of Shares and that you shall not have such responsibility, except, in each case, to the extent the disclosure information is provided by you or pertains to information concerning your operations.  Notwithstanding the foregoing, nothing in this paragraph shall alter your responsibilities for complying with the terms of the Registration Statement in your offering of
Shares.
5.	Records. Upon the Investment Company's reasonable request,
you will provide access to or make copies of any such records the Investment Company does not possess in order to: (a) comply with a request from a government body or self-regulatory organization; (b)
verify compliance by the other party of the terms of this Agreement;
or (c) make required regulatory reports.
6.	Section 9 of the 1940 Act.  You agree to promptly notify the
Investment Company should you cease to be a member of the NASD through expulsion or otherwise or if its membership is suspended or should you be subject to any limitations on your conduct under Section 9 of the
1940 Act.
7.	Indemnification
You agree to indemnify, defend and hold the Investment Company, its several officers and Board members, and any person who controls the Investment Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Investment Company, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any act of yours or any of your employees constituting willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of your reckless disregard of your obligations and duties under the Agreement or this Amendment. The foregoing indemnification provisions supplement the indemnification provisions of the Agreement. The indemnifications provisions of this Amendment and the Agreement shall survive the termination of the Agreement and/or this Amendment.


If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning to us the enclosed copy, whereupon this Amendment will become binding on you.
Very truly yours,
Smith Barney Investment Funds Inc.
By: _______________________
Name: R. Jay Gerken
Title: Chief Executive Officer



Agreed to as of the date first above written:

Citigroup Global Markets Inc.

By: _____________________________
	Name:
	Title:


EXHIBIT A

Fund	Date Added:
Smith Barney Investment Grade Bond Fund 	December 1, 2005
Smith Barney Multiple Discipline Funds
Balanced All Cap Growth and Value Fund	December 1, 2005
Smith Barney Multiple Discipline Funds
Large Cap Growth and Value Fund	December 1, 2005
Smith Barney Multiple Discipline Funds
All Cap Growth and Value Fund	December 1, 2005
Smith Barney Multiple Discipline Funds
Global All Cap Growth and Value Fund	December 1, 2005
Smith Barney Multiple Discipline Funds
All Cap and International Fund	December 1, 2005
Smith Barney Government Securities Fund	December 1, 2005
Smith Barney Hansberger Global Value Fund	December 1, 2005
Smith Barney Real Return Strategy Fund	December 1, 2005
Smith Barney Small Cap Growth Fund	December 1, 2005
Smith Barney Small Cap Value Fund	December 1, 2005


EXHIBIT B
DEALER AGREEMENT